KIRBY CORPORATION

Contact: Matt Kerin

713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES NEW

DIRECTOR OF THE BOARD TRACY A. EMBREE

Houston, Texas (February 20, 2026) – Kirby Corporation ("Kirby") (NYSE: KEX) today announced the appointment of Tracy A. Embree as a new independent member of the Kirby Board of Directors effective February 16, 2026. She will stand for election at the annual meeting of the corporation in April of this year.

Ms. Embree is the retired President of Otis Americas, a division of Otis Worldwide Corporation, and brings more than 25 years of global leadership experience across industrial operations, manufacturing, distribution, and services businesses. Her extensive executive background and board experience further strengthen the depth and breadth of expertise on Kirby’s Board of Directors.

Ms. Embree is an accomplished leader with extensive experience in power generation. Most recently, Ms. Embree served as President, Otis Americas, where she led the company’s new equipment and service businesses across North and South America, overseeing operations, sales, and service delivery. Prior to Otis, she spent more than two decades at Cummins Inc., where she held several senior leadership roles, including President of Cummins’ Distribution Business and President of Cummins’ Components Business. During her tenure at Cummins, Ms. Embree oversaw global manufacturing, product development, distribution, and operational functions across multiple business segments, with a particular focus on power generation.

Ms. Embree currently serves as an independent director at Lennox International, Inc. and KLA Corporation, where she is a member of the compensation committees at both companies. She previously served as an independent director of Louisiana-Pacific Corporation, including as a member of its audit committee.

Ms. Embree holds a Bachelor of Science degree in Chemical Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard Business School.

David Grzebinski, Kirby’s Chief Executive Officer, commented, “We are pleased to welcome Tracy Embree to the Board of Directors at Kirby. Tracy brings deep leadership experience that aligns well with our businesses, and we are confident she will be a valuable addition to the Board. Her extensive experience in power generation across manufacturing, distribution and services businesses will help support and guide Kirby’s continued success.”

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator, transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products, and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides equipment, after-market parts and services for power generation systems in applications that include behind the meter power systems and emergency backup systems, after-market and genuine replacement parts and services for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and controls systems, and related equipment used in power generation, marine, on-highway, oilfield services, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high-capacity lift trucks, construction equipment and refrigeration trailers for use in a variety of industrial markets. Kirby also manufactures and remanufactures specialized equipment, including pressure pumping units and electric fracturing systems, electric power generation equipment, and specialized electrical distribution and control equipment for data centers, oilfield service, railroad and other industrial customers.

55 Waugh Drive Suite 1000 P. O. Box 1745 Houston, Texas 77251 713-435-1000 Fax 713-435-1010